EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
David Almeida
Chief Financial Officer
Axsys Technologies, Inc.
(860) 257-0200
www.axsys.com

AXSYS TECHNOLOGIES ANNOUNCES FIRST QUARTER RESULTS

•                  Sales Increase 6.8% Over 2002

•                  Pre-Tax Income from Continuing Operations Increases to $915,000

ROCKY HILL, CONN. – April 28, 2003 – Axsys Technologies, Inc. (NASDAQ: AXYS), a global leader in the design, manufacture and distribution of precision opto-mechanical components and assemblies found in high performance aerospace, defense and commercial equipment for high-technology markets, today announced results for the first quarter of 2003.

Sales totaled $20.4 million in the quarter ended March 29, 2003, compared to $19.1 million in the first quarter of 2002, an increase of $1.3 million, or 6.8 percent. In the first quarter of 2003, Axsys reported income from continuing operations of $874,000, or $0.19 per share, compared to a loss from continuing operations of $1.9 million, or ($0.40) per share, in the quarter ended March 30, 2002.

The income tax provision for the first quarter of 2003 reflects only state income tax expense due to the utilization of $320,000 of the previously established federal tax valuation allowance.

Total company bookings in the first quarter of 2003 were $19.9 million compared to $19.7 million in the first quarter of 2002, an increase of  $0.2 million, or 1.0 percent. Bookings within the first quarter of 2003 for the Aerospace and Defense Group were $10.3 million representing 51.8 percent of the total company bookings, while bookings for the Distributed Products Group and the Commercial Products Group were $4.7 million and $4.9 million, respectively.

Sales within the Aerospace and Defense Group during the quarter totaled $12.1 million, an increase of 11.8 percent from the first quarter of 2002.  The Distributed Products Group’s sales totaled $5.1 million, representing a 2.6 percent increase from the first quarter of 2002 and sales within the Commercial Products Group totaled $3.2 million, a 3.8 percent decline from the first quarter of 2002.

Gross margin in the first quarter of 2003 was 26.7 percent, which compares favorably to a 23.0 percent gross margin reported for the same period in 2002. The gross margin improvement is primarily the result of higher volume, favorable mix and improvement in operational efficiencies. Pre-tax income from continuing operations in the first quarter of 2003 was $915,000. This compares to a pre-tax loss of $1.4 million in the first quarter of 2002. The pre-tax loss for the first quarter of 2002 included $1.3 million of restructuring and special charges and $303,000 of operating losses related to the sale of our Teletrac, Inc. subsidiary.

Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys, commented, “The results for the quarter reflect the strides we have made in strengthening the company’s foundation.  In spite of a weak economy, we have been able to improve our performance in all of our businesses. Our margins have increased due to process improvements throughout our operations. We are broadening our customer base not only by capturing new customers within our core markets, but also by developing new markets. Lastly, we are leveraging our core technology to develop new products that create greater value for our customers.  We expect these efforts will continue to show benefits as the overall economy begins to improve.”

Axsys’ management invites you to listen to our conference call or our live audio web cast on April 29, 2003, at 10 a.m. ET regarding first quarter of 2003 financial results. The domestic dial-in number is (800) 634-1568, the international dial-in number is (212) 748-2716 and the access number is 21141534. This call is being web cast by CCBN and can be accessed at Axsys Technologies’ Web site at www.axsys.com.

A replay of the conference call will begin at 1:00 p.m. ET on April 29, 2003, and will be available until May 5, 2003, at 1:00 p.m. ET. The replay can be accessed by dialing (800) 633-8284 or, outside the U.S., (402) 977-9140, with an access number of 21141534.  The web cast replay will be available until May 29, 2003.

Axsys Technologies Inc. is a vertically integrated supplier of precision optical and motion control components and assemblies for high-technology applications, serving the aerospace, defense, semiconductor and graphic arts markets. For more information, contact Axsys Technologies Inc., at www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(in thousands)

	March 29, 2003	December 31, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,245	$9,920
Accounts receivable – net	12,460	10,068
Inventories – net	24,727	22,080
Income taxes – deferred and current	4,077	4,077
Other current assets	875	1,046
TOTAL CURRENT ASSETS	51,384	47,191
PROPERTY, PLANT AND EQUIPMENT – net	11,459	11,263
EXCESS OF COST OVER NET ASSETS ACQUIRED	3,600	3,600
OTHER ASSETS	318	318
TOTAL ASSETS	$66,761	$62,372

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,379	$3,108
Accrued expenses and other liabilities	8,536	9,285
Deferred income	3,409	3,115
Current portion of capital lease obligation	945	1,055
TOTAL CURRENT LIABILITIES	20,269	16,563

CAPITAL LEASES, less current portion	1,028	1,191

OTHER LONG-TERM LIABILITIES	5,481	5,525

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:

Common stock	47	47
Capital in excess of par	39,585	39,587
Retained earnings	1,626	752
Treasury stock	(1,275)	(1,293)
TOTAL SHAREHOLDERS’ EQUITY	39,983	39,093

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$66,761	$62,372

See accompanying notes to consolidated financial statements

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(in thousands, except per share data  - Unaudited)

	For the Three-Months Ended
	March 29, 2003	March 30, 2002
		Restated (1)

Net sales	$20,373	$19,092
Cost of sales	14,926	14,695
Gross margin	5,447	4,397

Selling, general and administrative expenses	4,103	4,006
Research, development and engineering expenses	471	590
Restructuring and special charges	—	1,281
Operating income (loss)	873	(1,480)
Interest expense	(51)	(55)
Interest income	30	54
Other income	63	62
Income (loss) from continuing operations before tax and cumulative effect of change in accounting principle	915	(1,419)
Provision for income taxes	(41)	(442)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	874	(1,861)
Loss from discontinued operations	—	(899)
Cumulative effect of change in accounting principle	—	535
Net income (loss)	$874	$(2,225)

BASIC INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.19	$(0.40)
Loss from discontinued operations	—	(0.18)
Cumulative effect of change in accounting principle	—	0.11
Total	$0.19	$(0.47)
Weighted average basic common shares outstanding	4,655	4,697

DILUTED INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.19	$(0.40)
Loss from discontinued operations	—	(0.18)
Cumulative effect of change in accounting principle	—	0.11
Total	$0.19	$(0.47)

Weighted average dilutive common shares outstanding	4,669	4,697

(1) Certain reclassifications have been made to conform to the 2003 presentation, including the reclassification of the Automation Group to discontinued operations and the recording of a tax valuation allowance.